Exhibit 3.7

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

HARKEN ENERGY CORPORATION

Harken Energy Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: The name of the Corporation is Harken Energy Corporation.

SECOND: The Board of Directors unanimously adopted a resolution proposing and declaring advisable that Article Four of the Corporation’s Certificate of Incorporation be amended in order to increase the number of authorized shares of Common Stock to 325,000,000 shares and recommending to the stockholders of the Corporation the adoption of the proposed amendment.

THIRD: At the annual meeting of the Corporation’s shareholders held on June 23, 2004, a majority of the shareholders of the Corporation approved the proposed amendment to the first paragraph of Article Four of the Corporation’s Certificate of Incorporation to increase the number of authorized shares of the Corporation’s Common Stock to 325,000,000.

FOURTH: The first paragraph of Article Four of the Certificate of Incorporation is hereby amended in its entirety as follows:

The aggregate number of shares which the Corporation shall have the authority to issue is three hundred thirty-five million (335,000,000), of which three hundred twenty-five million (325,000,000) shall be designated as Common Stock of the par value of One Cent ($.01) per share and ten million (10,000,000) shall be designated as Preferred Stock of the par value of One Dollar ($1.00) per share.

FIFTH: The foregoing amendment to Article Four of the Certificate of Incorporation was duly adopted by the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

SIXTH: The Certificate of Amendment of the Certificate of Incorporation shall be effective on filing with the Secretary of State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Harken Energy Corporation has caused this certificated to be executed this 4 day of August, 2004.

HARKEN ENERGY CORPORATION

/s/ Elmer A. Johnston
Name: Elmer A. Johnston
Title: Vice President, Secretary & General Counsel